Exhibit 5.10

CONSENT OF CASSELS BROCK & BLACKWELL LLP

We consent to the reference to our firm name under the heading “Enforceability of Certain Civil Liabilities” in the short form prospectus forming a part of the Registration Statement on Form F-10, and any amendments or supplements thereto, filed by Western Copper and Gold Corporation with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act”). By giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under the Act, or the rules and regulations promulgated thereunder.

/s/ Cassels Brock & Blackwell LLP
Vancouver, Canada
Date: April 24, 2024